Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD ACQUIRES BIOLOGICAL CROP INPUT LEADER AGRINOS

Strategic Opportunity to Capitalize on Growing Demand for Sustainable Crop Nutrition

Newport Beach, CA – October 5, 2020 – American Vanguard Corporation (NYSE:AVD), today announced that its principal operating subsidiary AMVAC Chemical Corporation has acquired the Agrinos group of companies, a privately-owned technology leader in biological crop inputs. Agrinos is a fully integrated biological input supplier with proprietary technology, internal manufacturing and global distribution capabilities. The company’s high yield technology product platform works in conjunction with other nutritional crop inputs to increase crop yield, improve soil health and reduce the environmental footprint of traditional agricultural practices.

Eric Wintemute, Chairman and CEO of American Vanguard commented, “American Vanguard is committed to enhancing agricultural productivity by providing growers with products and application systems that facilitate yield improvement, cost savings, and environmental sustainability. In addition to our leading position in crop protection, we intend to expand our global participation in bio-nutritional inputs that contribute to improving soil health. The acquisition of Agrinos is a major step toward achieving that strategic objective.”

Mr. Wintemute continued, “The Agrinos portfolio will complement our Greenplants® liquid nutrition products which have enjoyed successful growth in the Central American market. Additionally, these biostimulant products are tailored perfectly for use in our SIMPAS® prescription application system. In independent field trials conducted over the last 8 years, Agrinos technology has delivered yield increases on the order of 5 to 10% on row crop applications in corn, soybeans, wheat, rice and cotton, and 10 to 17% in many high-value crops such as almonds, peanuts, tomatoes, melons and grapes.”

Mr. Wintemute concluded, “Agrinos’ intellectual property includes nearly 50 patents issued and nearly 100 pending worldwide. Agrinos has two manufacturing facilities, a state-of-the-art microbial input manufacturing facility located in Oregon, capable of customizing high-quality strains and a high throughput manufacturer of high quality biostimulants using naturally derived raw materials located in Mexico. In short, the Agrinos biological platform will enhance our overall ability to provide comprehensive crop protection and nutritional solutions to growers internationally.”

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection, horticulture management and public health applications. American Vanguard is included on the Russell 2000® and Russell 3000® Indexes and the Standard & Poor’s Small Cap 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are based on estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

Company Contact:	Investor Representative
American Vanguard Corporation	The Equity Group Inc.
William A. Kuser, Director of Investor Relations	LenaCati
(949) 260-1200	(212) 836-9611
williamk@amvac.com	Lcati@equityny.com